UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2019

QRONS INC.
(Exact name of registrant as specified in its charter)

Wyoming
(State or other jurisdiction of incorporation)

000-55800	81-3623646
(Commission File Number)	(IRS Employer Identification No.)

777 Brickell Avenue, Suite 500, Miami, Florida 33131
 (Address of principal executive offices) (Zip Code)

(786)-620-2140
(Registrant's telephone number, including area code)

___________________________________________
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act: None

Section 1-Registrant's Business and Operations
Item 1.01 Entry into a Material Definitive Agreement

On June 25, 2019, Qrons Inc. (the "Company") entered into a term sheet ("Term Sheet") with John N. Bonfiglio, PhD ("Bonfiglio") pursuant to which Dr. Bonfiglio will serve as the Company's chief operating officer, effective July 1, 2019.

In consideration therefor, Dr. Bonfiglio will be granted (i) 50,000 shares of common stock of the Company, 37,500 of which shares will vest upon issuance on July 1, 2019 and 12,500 of which shares will vest on the earlier of (i) January 1, 2020 and (ii) the date the Company raises equity capital of $500,000 as described in the Term Sheet, provided Dr. Bonfiglio is in the employ of the Company on such date. The Term Sheet also provides for the grant of a stock option to purchase 100,000 shares of common stock at an exercise price of $2.00 per share, 50,000 of which shares will vest upon grant and 25,000 shares will vest on each of July  1, 2020 and July 1, 2021, provided Dr. Bonfiglio is in the employ of the Company on such dates and further provided that if the Company raises equity capital of $1.5 million before December 31, 2019, unvested shares subject to the option will immediately vest and become exercisable, so long as Dr. Bonfiglio is in the Company's employ on such date.

If the Company raises equity capital of $1.5 million within Dr. Bonfiglio's first nine months of employment, Dr. Bonfiglio will be appointed to the Company's board of directors.

In addition, Dr. Bonfiglio will be entitled to a salary of $12,000 per month which will be deferred and payable at the rate of 5% of equity capital raised by the Company up to $12,000 per month as described in the Term Sheet.

The Term Sheet may be terminated by either party if by October 31, 2019, the Company has not raised equity capital of $750,000 and thereafter by either party upon 30 days' prior notice. The Company may also terminate the Term Sheet for willful misconduct.

The foregoing description of the Term Sheet is qualified in its entirety by reference to the full text of such Term Sheet, a copy of which is attached hereto as Exhibit 10.21 and is incorporated herein in its entirety by reference.

Section 5 – Corporate Governance and Management
Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As described in Item 1.01 above, Dr. Bonfiglio was appointed as Chief Operating Officer of the Company, effective July 1, 2019, to serve in such office at the pleasure of the board of directors.

Dr. Bonfiglio, 64, has been the principal of Bonfiglio Consulting Group, a company providing strategic and regulatory consulting services to biotech and pharmaceutical companies, from November 2014 to the present. He has served as a director of Genprex, Inc., a public company involved in cancer research, from February 2019 to June 2019 and as a director of GT Biopharma, Inc., a public company from July 2018 to March 2019. From July 2016 to April 2017, Dr. Bonfiglio served as President and Chief Operating Officer of TapImmune Corporation, a publicly held immune-oncology company. From May 2011 to October 2014, Dr. Bonfiglio served as President and Chief Executive Officer of Oragenics, Inc., a publicly held company developing antibiotics against infectious disease treatments for oral mucositis. Dr. Bonfiglio received his BS in chemistry from State University of New York at Stony Brook, a master's degree and PhD in synthetic organic chemistry from University of California at San Diego and an MBA from Pepperdine University.

There are no arrangements or understandings between Dr. Bonfiglio and any other person pursuant to which he was appointed as an officer of the Company.  In addition, there are no family relationships between Dr. Bonfiglio and any of the Company's other officers or directors.  Except as otherwise disclosed in this Report, there were no transactions since the beginning of the Company's last fiscal year, or any currently proposed transaction, in which the Company is a participant, the amount involved exceeds $120,000, and in which Dr. Bonfiglio had, or will have, a direct or indirect material interest.

Section 8 – Other Events
Item 8.01 Other Events

On June 27, 2019, the Company issued a press release announcing the appointment of Dr. Bonfiglio as Chief Operating Officer of the Company.

Section 9 – Financial Statements and Exhibits
Item 9.01.  Financial Statements and Exhibits

(d)   Exhibits.

Exhibit No.	Description

10.21	Term Sheet, dated June 25, 2019, between the Company and John N. Bonfiglio
99.1	Press Release, dated June 27, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QRONS INC.

Date: June 27, 2019	By:	/s/ Jonah Meer
Name: Jonah Meer
Title: Chief Executive Officer

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